Exhibit 10.1

COOPERATION AGREEMENT

This COOPERATION AGREEMENT (this “Agreement”) is made and entered into as of December 16, 2021, by and among Comtech Telecommunications Corp., a Delaware corporation (the “Company”), on the one hand, and Outerbridge Partners, LP, a Delaware limited partnership, Outerbridge Capital Management, LLC, a Delaware limited liability company, Outerbridge Partners GP, LLC, a Delaware limited liability company, Outerbridge Bartleby Fund, LP, a Delaware limited partnership, Outerbridge Bartleby GP, LLC, a Delaware limited liability company, and Rory Wallace (collectively, “Outerbridge”), on the other hand. The Company and Outerbridge are each herein referred to as a “party” and collectively, the “parties.”

WHEREAS, on September 8, 2021, Outerbridge submitted to the Company notice of its intent to nominate candidates for election to the Board of Directors of the Company (the “Board”) at the Company’s Fiscal 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”);

WHEREAS, on October 27, 2021, Outerbridge made a demand to inspect the books and records of the Company;

WHEREAS, on November 12, 2021, Outerbridge filed a definitive proxy statement with the SEC and commenced solicitation of proxies to elect two director nominees at the 2021 Annual Meeting; and

WHEREAS, the Company and Outerbridge have determined to come to an agreement with respect to the composition of the Board and certain other matters, as provided in this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1.	Board Composition and Related Matters.

(a)            Effective upon the execution of this Agreement, Outerbridge hereby withdraws (i) its notice of nomination to the Company, dated as of September 8, 2021, in respect of its intention to nominate, and to solicit proxies for the election of, director candidates to the Board at the 2021 Annual Meeting and (ii) its demand to inspect the books and records of the Company, dated October 27, 2021.

(b)            On January 3, 2022, and effective on such date, the Board shall appoint Wendi B. Carpenter (as appointed, and including any replacement therefor pursuant to Section 1(h), the “Outerbridge Nominee”) as a director in the class of directors serving until the Company’s Fiscal 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”).

(c)            Following her appointment to the Board, Ms. Carpenter will provide the Company with (i) a completed director questionnaire in the form provided to all directors and (ii) information and certifications currently required of all directors pursuant to the Company’s Restated Certificate of Incorporation (as amended from time to time, the “Certificate of Incorporation”), the Company’s Third Amended and Restated By-Laws (as amended from time to time, the “By-Laws”), and the Company’s publicly disclosed committee charters, corporate governance guidelines and similar publicly-disclosed governance documents (collectively with the Certificate of Incorporation and By-laws, the “Governance Documents”). The Company agrees and acknowledges that Ms. Carpenter shall have the same rights and benefits, including with respect to insurance, indemnification, compensation and fees, as are applicable to all non-management directors of the Company.

(d)            Concurrently with Ms. Carpenter’s appointment to the Board, the Board shall take the necessary steps to appoint and seat Ms. Carpenter on the Nominating and Governance Committee of the Board. The Company agrees to appoint Ms. Carpenter to any new committee of the Board formed by the Board prior to the Termination Date, including any committee that may be established in connection with reviewing any Extraordinary Transaction, subject to applicable rules of the SEC and of any stock exchange on which the Company is traded, and Ms. Carpenter shall be entitled to continuously serve on such committee or committees to which she is appointed pursuant to this Section 1(d) until the Termination Date.

(e)            The Company and Outerbridge shall cooperate in good faith and follow the procedures specified in this Section 1(e) to identify and agree upon a Qualified Candidate to be appointed to the Board (as appointed, and including any replacement therefor pursuant to Section 1(h), the “Additional Director”) prior to March 31, 2022. The Outerbridge Nominee and the Additional Director shall be referred to herein as the “New Directors.” Following execution of this Agreement, the Company will promptly direct one or more director search firms to conduct a search for the Additional Director but in any event no later than January 15, 2022. The Company and Outerbridge may both contribute names of Qualified Candidates to the search firm. Outerbridge shall provide to the Company a copy of materials from any background check it has already performed on such potential director. The search firm will subsequently present the results of its search to both the Company and Outerbridge, and each shall have the ability to interview the persons identified. The Additional Director will be selected from this list based on the mutual agreement of the Company and Outerbridge (which discussions shall be conducted reasonably and in good faith), subject to a standard background check that is performed for any director candidate. To the extent the Company and Outerbridge cannot agree on the Additional Director candidate, the parties shall continue to follow the procedures of this Section 1(e) until a candidate mutually agreed upon by the parties is appointed to the Board as the Additional Director.

(f)             Outerbridge acknowledges and agrees that: (A) consistent with her fiduciary duties as a director of the Company, Ms. Carpenter shall be obligated to recuse herself from any Board or committee meeting in the event there is any other actual or potential conflict of interest between Outerbridge (solely as it relates to any disputes with Outerbridge) or Ms. Carpenter, on the one hand, and the Company , on the other hand; and (B) the Board may restrict Ms. Carpenter’s access to information of the Company to the same extent it would for any other director of the Company, in accordance with applicable law.

(g)            Outerbridge agrees that there shall be no contracts, plans or arrangements, written or otherwise, in effect during the term of this Agreement, between Outerbridge and any New Director providing for any compensation, reimbursement of expenses or indemnification of the New Director in connection with or related to the New Director’s service on the Board.

(h)            Until the Termination Date and as long as Outerbridge’s Net Long Position exceeds 1.5% of the outstanding shares of the Company’s common stock, par value $0.10 per share (the “Common Stock”), subject to adjustment for stock splits, reclassifications and combinations (the “Ownership Minimum”), in the event that a New Director is unable or unwilling to serve as a director, resigns as a director, is removed as a director or ceases to be a director for any other reason before the Termination Date, the Company and Outerbridge would undertake the same process as specified in Section 1(e) to facilitate the appointment of a Qualified Candidate to serve as a replacement director (as appointed, the “Replacement Designee”) by the date that is sixty (60) days after departure of the departing New Director. Following such appointment, the Replacement Designee would be a New Director for purposes of this Agreement.

(i)            The Board shall consider nominating Ms. Carpenter for election to the Board at the 2022 Annual Meeting in good faith and in the same manner the Board considers the nomination of all incumbent directors. In the event the Board decides not to so nominate Ms. Carpenter, the Board shall cooperate with Outerbridge in identifying an alternative to Ms. Carpenter for election to the Board at the 2022 Annual Meeting..

(j)             Outerbridge shall not submit any proxies it has received at the 2021 Annual Meeting and shall encourage stockholders of the Company to vote in accordance with the Company’s recommendations at such meeting.

(k)             Outerbridge acknowledges and agrees that, upon appointment or election to the Board, each New Director shall receive a secured Company email address and shall be required to use such secured address for all Company communications.

(l)             Outerbridge acknowledges and agrees that the rights of Outerbridge and the obligations of the Company pursuant to this Section 1 shall terminate immediately upon the occurrence of the Termination Date.

2.            Voting Commitment. Until the Termination Date, Outerbridge shall, or shall cause their Representatives to, appear in person or by proxy at each Stockholder Meeting and to vote all shares of Common Stock beneficially owned by it and over which it has voting power in accordance with the Board’s recommendations as such recommendations of the Board are set forth in the applicable definitive proxy statement filed in respect thereof with respect to all proposals put to stockholders at such meeting other than proposals with respect to an Extraordinary Transaction, in each case as such recommendation of the Board is set forth in the applicable definitive proxy statement filed in respect thereof; provided, however, that in the event Institutional Shareholder Services, Inc. (“ISS”) makes voting recommendations that differ from the voting recommendation of the Board with respect to any proposal (other than proposals to elect or remove directors) submitted to the stockholders at any Stockholder Meeting, Outerbridge shall be permitted to vote all or a portion of shares of Common Stock they beneficially own and over which they have voting power at such Stockholder Meeting in accordance with the applicable ISS recommendations; provided, further, that if the Board does not re-nominate Ms. Carpenter for election to the Board at the 2022 Annual Meeting, Outerbridge will be permitted to vote its shares of Common Stock as it sees fit at the 2022 Annual Meeting, including with respect to the election of directors.

3.            Standstill. Prior to the Termination Date, except as otherwise provided in this Agreement (including Section 11(a)), without the prior written consent of the Board, Outerbridge shall not, and shall instruct their Affiliates, not to, directly or indirectly (in each case, except as permitted by this Agreement):

(a)            sell its shares of Common Stock, other than in open market sale transactions where the identity of the purchaser is not known and in underwritten widely dispersed public offerings, to any Third Party that, to Outerbridge’s knowledge (after due inquiry in connection with a private, non-open market transaction, it being understood that such knowledge shall be deemed to exist with respect to any publicly available information, including information in documents filed with the SEC), would result in such Third Party, together with its Affiliates and Associates, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of more than 4.9% of the shares of Common Stock outstanding at such time or would increase the beneficial ownership interest of any Third Party who, together with its Affiliates and Associates, has a beneficial or other ownership interest in the aggregate of more than 4.9% of the shares of Common Stock outstanding at such time;

(b)            (i) other than pursuant to Sections 1(e) and 1(h), nominate, recommend for nomination or give notice of an intent to nominate or recommend for nomination a person for election at any Stockholder Meeting at which the Company’s directors are to be elected; (ii) initiate, knowingly encourage or participate in any solicitation of proxies in respect of any election contest or removal contest with respect to the Company’s directors; (iii) submit, initiate, make or be a proponent of any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting; (iv) initiate, knowingly encourage or participate in any solicitation of proxies in respect of any stockholder proposal for consideration at, or other business brought before, any Stockholder Meeting; or (v) initiate, knowingly encourage or participate in any “withhold” or similar campaign with respect to any Stockholder Meeting; or (vi) call or seek to call, or request the call of, alone or in concert with others, any Stockholder Meeting, whether or not such a meeting is permitted by the Certificate of Incorporation or By-Laws, including any “town hall” meeting”;

(c)            form, join or in any way participate in any group or agreement of any kind with respect to any voting securities of the Company, including in connection with any election or removal contest with respect to the Company’s directors or any stockholder proposal or other business brought before any Stockholder Meeting (other than among the Outerbridge entities and individual set forth on the signature page attached hereto or with one or more of Outerbridge’s Affiliates and Associates who are instructed to comply by the terms and conditions of this Agreement);

(d)            deposit any voting securities of the Company in any voting trust or subject any Company voting securities to any arrangement or agreement with respect to the voting thereof (other than any such voting trust, arrangement or agreement solely among the Outerbridge entities and individual set forth on the signature page attached hereto and otherwise in accordance with this Agreement);

(e)            seek publicly, alone or in concert with others, to amend any provision of the Certificate of Incorporation or By-Laws;

(f)             demand an inspection of the Company’s books and records;

(g)            (i) without the prior written consent of the Company, make any public proposal with respect to or (ii) make any public statement or otherwise seek to encourage, advise or assist any person in so encouraging or advising with respect to: (A) any change in the number or term of directors serving on the Board or the filling of any vacancies on the Board other than as provided under Section 1 of this Agreement, (B) any change in the capitalization or dividend policy of the Company, (C) any other change in the Company’s management, governance, corporate structure, affairs or policies, (D) any Extraordinary Transaction, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (F) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(h)            initiate, make or in any way participate, directly or indirectly, in any Extraordinary Transaction or make, directly or indirectly, any proposal, either alone or in concert with others, to the Company or the Board that would reasonably be expected to require a public announcement or disclosure regarding any such matter;

(i)             effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist or knowingly facilitate any other person to effect or seek, offer or propose to effect or participate in, any (i) material acquisition of any assets or businesses of the Company or any of its subsidiaries; (ii) tender offer or exchange offer, merger, acquisition, share exchange or other business combination involving any of the voting securities or any of the material assets or businesses of the Company or any of its subsidiaries; or (iii) recapitalization, restructuring, liquidation, dissolution or other material transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses;

(j)             enter into any negotiations, agreements or understandings with any Third Party with respect to any of the foregoing, or advise, assist, encourage or seek to persuade any Third Party to take any action with respect to any of the foregoing, or otherwise take or cause any action inconsistent with any of the foregoing;

(k)            publicly make or in any way advance publicly any request or proposal that the Company or the Board amend, modify or waive any provision of this Agreement;

(l)             in connection with a Stockholder Meeting, publicly disclose any vote by Outerbridge against voting recommendations of the Board where such vote is made in accordance with Section 2 or in violation of this Agreement; or

(m)           take any action challenging the validity or enforceability of this Section 3 or this Agreement unless the Company is challenging the validity or enforceability of this Agreement.

Provided, however, that (i) the restrictions in this Section 3 shall not prevent Outerbridge from making (a) any factual statement as required by applicable legal process, subpoena or legal requirement from any governmental authority with competent jurisdiction over the party from whom information is sought (so long as such request did not arise as a result of action by Outerbridge), (b) communicating privately to the Company with the Company’s directors or officers so long as such private communications would not be reasonably determined to trigger public disclosure obligations for any party or contravene any of the provisions of this Section 3, or (c) any confidential communication to the Company that would not be reasonably expected to trigger public disclosure obligations for either party and (ii) the restrictions in this Section 3 shall not restrict Outerbridge from tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as the other stockholders of the Company or from participating in any such transaction that has been approved by the Board, subject to the other terms of this Agreement. For the avoidance of doubt, nothing in this Section 3 shall be deemed to limit the exercise in good faith by any New Director of her or his fiduciary duties in her or his capacity as a director of the Company. Outerbridge shall promptly (and in any event within five business days) inform the Company in writing if Outerbridge fails to satisfy the Ownership Minimum at any time.

4.            Mutual Non-Disparagement. Prior to the Termination Date, without the prior written consent of the other party, neither party shall, nor shall it permit any of its Representatives to make any public statement about the other party, the other party’s current or former directors in their capacity as such, officers or employees (including with respect to such persons’ service at the other party), the other party’s subsidiaries, or the business of the other party’s subsidiaries or any of its or its subsidiaries’ current directors, officers or employees, including the business and current or former directors, officers and employees of the other party’s controlled Affiliates, as applicable, that undermines, disparages or otherwise reflects detrimentally on the other party. The restrictions in this Section 4 shall not (x) apply (i) in any compelled testimony or production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought, in each case, to the extent required, or (ii) to any disclosure that such party reasonably believes, after consultation with outside counsel, to be legally required by applicable law, rules or regulations; or (y) prohibit any party from reporting what it reasonably believes, after consultation with outside counsel, to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder.

5.            No Litigation. Prior to the Termination Date, each party hereby covenants and agrees that it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, encourage, pursue or assist any other person to threaten or initiate, any lawsuit, claim or proceeding before any court (each, a “Legal Proceeding”) against the other party or any of its Representatives based on information known or unknown as of the date of this Agreement, except for (a) any Legal Proceeding initiated primarily to remedy a breach of or to enforce this Agreement and (b) counterclaims with respect to any proceeding initiated by, or on behalf of one party or its Affiliates against the other party or its Affiliates; provided, however, that the foregoing shall not prevent any party or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of or at the direct or indirect suggestion of such party or any of its Representatives; provided, further, that in the event any party or any of its Representatives receives such Legal Requirement, such party shall give prompt written notice of such Legal Requirement to the other party (except where such notice would be legally prohibited or not practicable). Each party represents and warrants that neither it nor any assignee has filed any lawsuit against the other party.

6.            Public Statements; SEC Filings.

(a)            On the date of this Agreement, the Company shall issue a press release (the “Press Release”) announcing this Agreement, substantially in the form attached hereto as Exhibit A. Prior to the issuance of the Press Release, neither the Company nor Outerbridge shall issue any press release or public announcement regarding this Agreement without the prior written consent of the other party.

(b)            Within 2 business days following the date of this Agreement, the Company shall submit to the SEC for filing a Current Report on Form 8-K setting forth a brief description of the terms of this Agreement, including the appointment of Ms. Carpenter to the Board, and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Company shall provide Outerbridge and their Representatives with a reasonable opportunity to review and comment on the Form 8-K prior to the submission to the SEC and consider in good faith any comments of Outerbridge and their Representatives.

(c)            Except for the issuance of the Press Release and the submission of the Form 8-K, no party shall issue any press release or other public statement (including in any filing required under the Exchange Act) about the subject matter of this Agreement or the other party, except as required by law, Legal Requirement or applicable stock exchange listing rules or with the prior written consent of the other party and otherwise in accordance with this Agreement.

(d)            On the date of this Agreement, each party shall take down the websites that were established specifically in connection with the contested solicitation for the 2021 Annual Meeting prior to the execution of this Agreement.

7.            Confidentiality. Outerbridge acknowledges and agrees that the New Directors shall be subject to confidentiality obligations under Delaware law and the Governance Documents and the Company’s customary forms of agreements with members of the Board and will have access to information concerning the Company that constitutes material non-public information under applicable federal and state securities laws, and no New Director shall be asked to share any such material non-public information with Outerbridge.

8.            Compliance with Securities Laws. Outerbridge acknowledges that it understands its obligations under the U.S. securities laws. The Company acknowledges that none of the provisions herein shall in any way limit the activities of Outerbridge or their Representatives in their respective ordinary course of businesses if such activities will not violate applicable securities laws or the obligations specifically agreed to under this Agreement.

9.            Affiliates and Associates. Each party shall instruct its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. A breach of this Agreement by a controlled Affiliate or Associate of a party, if such controlled Affiliate or Associate is not a party to this Agreement, shall be deemed to occur if such controlled Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such controlled Affiliate or Associate was a party to the same extent as a party to this Agreement.

10.	Representations and Warranties.

(a)            Outerbridge represents and warrants that it has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly executed and delivered by it, constitutes a valid and binding obligation and agreement of it and is enforceable against it in accordance with its terms. Outerbridge represents that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of it as currently in effect, the execution, delivery and performance of this Agreement by it does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which it is a party or by which it is bound. Outerbridge represents and warrants that, as of the date of this Agreement, it beneficially owns an aggregate of 1,314,030 shares of Common Stock, including 515,000 shares of Common Stock underlying call options currently exercisable.

(b)            The Company hereby represents and warrants that it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms. The Company represents that the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of the Company as currently in effect, the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

11.            Termination.

(a)            This Agreement shall terminate on the day after the 2022 Annual Meeting (the effective date of termination, the “Termination Date”). Notwithstanding anything to the contrary in this Agreement:

(i)             the obligations of Outerbridge pursuant to Sections 1, 2, 3, 4, 5 and 6(c) shall terminate in the event that the Company materially breaches its obligations to Outerbridge pursuant to Sections 1, 4 5 or 6(c), or the representations and warranties in Section 10(b) of this Agreement and such breach (if capable of being cured) has not been cured within ten calendar days following written notice of such breach from Outerbridge, or, if impossible to cure within ten calendar days, the Company has not taken substantive action to correct within ten calendar days following written notice of such breach from Outerbridge; provided, however, that the obligations of Outerbridge pursuant to Section 5 shall terminate immediately in the event that the Company materially breaches its obligations to Outerbridge under Section 5; and

(ii)            the obligations of the Company to Outerbridge pursuant to Sections 1, 4, 5 and 6(c) shall terminate in the event that (A) Outerbridge materially breaches its obligations in Sections 1, 2, 3, 4, 5, 6(c), 7 or 8 or the representations and warranties in Section 10(a), and such breach (if capable of being cured) has not been cured within ten calendar days following written notice of such breach, or, if impossible to cure within ten calendar days, Outerbridge has not taken substantive action to correct within ten calendar days following written notice of such breach from the Company; provided, however, that the obligations of the Company to Outerbridge pursuant to Section 5 shall terminate immediately in the event that Outerbridge materially breaches its obligations under Section 5.

(b)            If this Agreement is terminated in accordance with this Section 11, this Agreement shall forthwith become null and void, but no termination shall relieve either party from liability for any breach of this Agreement prior to such termination.

12.           Expenses. The Company shall promptly reimburse Outerbridge for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with the subject matter of this Agreement.

13.          Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending if sent by electronic mail to the electronic mail addresses below, with confirmation of receipt from the receiving party by electronic mail; (c) one Business Day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company: Comtech Telecommunications Corp. 68 South Service Road, Suite 230 Melville, New York 11747 Attn: Yelena Simonyuk, Managing Counsel Email: yelena.simonyuk@comtechtel.com	with mandatory copies (which shall not constitute notice) to: Sidley Austin LLP 787 Seventh Avenue New York, NY 10019 Attn: Derek Zaba Kai H. Liekefett Email: dzaba@sidley.com kliekefett@sidley.com

and

If to Outerbridge: Outerbridge Partners, LP 767 Third Avenue, 11th Floor New York, NY 10017 Attn: Rory Wallace Email: rory@outerbridgecapital.com

Proskauer Rose LLP

Eleven Times Square

New York, NY 10036

Attn: Robert A. Cantone

          Michael E. Ellis

Email: rcantone@proskauer.com

           mellis@proskauer.com

with mandatory copies (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019

Attn: Megan M. Reda

          Andrew M. Freedman

Email: mreda@olshanlaw.com

            afreedman@olshanlaw.com

14.            Governing Law; Jurisdiction; Jury Waiver. This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its conflict of laws principles. The parties agree that exclusive jurisdiction and venue for any Legal Proceeding arising out of or related to this Agreement shall exclusively lie in the Court of Chancery of the State of Delaware or, if such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, United States District Court for the Southern District of New York, and any appellate court from any such state or Federal court. Each party waives any objection it may now or hereafter have to the laying of venue of any such Legal Proceeding, and irrevocably submits to personal jurisdiction in any such court in any such Legal Proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such Legal Proceeding brought in any such court has been brought in any inconvenient forum. Each party consents to accept service of process in any such Legal Proceeding by service of a copy thereof upon either its registered agent in the State of Delaware or the Secretary of State of the State of Delaware, with a copy delivered to it by certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 13. Nothing contained herein shall be deemed to affect the right of any party to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

15.            Specific Performance. Each party to this Agreement acknowledge and agree that the other party would be irreparably injured by an actual breach of this Agreement by the first-mentioned party or its Representatives and that monetary remedies may be inadequate to protect either party against any actual or threatened breach or continuation of any breach of this Agreement. Without prejudice to any other rights and remedies otherwise available to the parties under this Agreement, each party shall be entitled to equitable relief by way of injunction or otherwise and specific performance of the provisions hereof upon satisfying the requirements to obtain such relief without the necessity of posting a bond or other security, if the other party or any of its Representatives breach or threaten to breach any provision of this Agreement. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the non-breaching party.

16.            Certain Definitions and Interpretations. As used in this Agreement: (a) the terms “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time prior to the Termination Date become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that the term “Associate” shall refer only to Associates controlled by the Company or Outerbridge, as applicable; provided, further, that, for purposes of this Agreement, Outerbridge shall not be an Affiliate or Associate of the Company and the Company shall not be an Affiliate or Associate of Outerbridge; (b) the term “Annual Meeting” means each annual meeting of stockholders of the Company and any adjournment, postponement, rescheduling or continuation thereof; (c) the terms “beneficial ownership,” “group,” “person,” “proxy” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder, provided, that the meaning of “solicitation” shall be without regard to the exclusions set forth in Rules 14a-1(l)(2)(iv) and 14a-2 under the Exchange Act; (d) the term “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or obligated to be closed by applicable law; (e) the term “Derivatives Contract” means any agreement, arrangement or understanding, including all related documentation, between two parties (the “Receiving Party” and the counterparty) that is designed to produce economic benefits and risks to the Receiving Party that correspond substantially to the ownership by the Receiving Party of a number of Notional Common Shares, including options and swaps, without regard to (x) whether the agreement, arrangement or understanding conveys any voting rights in such equity securities to such person, (y) obligations under such contract are required or permitted to be settled through the delivery of cash, shares of Common Stock or other property, and (z) whether the purpose of the transactions is to hedge or mitigate the economic effect of such agreement, arrangement or understanding, and without regard to any short position under the same or any other Derivatives Contract; (f) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; (g) the term “Extraordinary Transaction” means any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale, recapitalization, restructuring, or other transaction with a third party that, in each case, that results in a change in control of the Company or the sale of substantially all of its assets; (h) the term “Independent Director” means an individual that (i) qualifies as an “independent director” under applicable rules of the SEC, the rules of any stock exchange on which the Company is traded and applicable governance policies of the Company and (ii) is not an employee, principal, Affiliate or Associate of Outerbridge or the Company or any of their respective Affiliates or Associates; (i) the term “Net Long Position” means such shares of Common Stock beneficially owned, directly or indirectly, that constitute such person’s net long position as defined in Rule 14e-4 under the Exchange Act mutatis mutandis, provided that “Net Long Position” shall not include any shares as to which such person does not have the right to vote or direct the vote other than as a result of being in a margin account, or as to which such person has entered into a Derivative Contract; and the terms “person” or “persons,” for purposes of the meaning of the term “Net Long Position,” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, associate, organization or other entity of any kind or nature; (j) the term “Notional Common Shares” means shares of Common Stock specified, referenced in or underlying a Derivatives Contract; (k) the term “Qualified Candidate” means an individual who (i) qualifies as an Independent Director, (ii) is not an employee, director, general partner, manager or other affiliate of Outerbridge, (iii) is not a limited partner, member or other investor in Outerbridge, (iv) does not have any agreement, arrangement or understanding, written or oral, with Outerbridge regarding such person’s service as a director on the Board, and (v) meets all other qualifications required for service as a director set forth in the Governance Documents; (l) the term “Representatives” means (i) a person’s Affiliates and Associates and (ii) its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives acting in a capacity on behalf of, in concert with or at the direction of such person or its Affiliates or Associates; (m) the term “SEC” means the U.S. Securities and Exchange Commission; (n) the term “Short Interests” means any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities; (o) the term “Stockholder Meeting” means each annual or special meeting of stockholders of the Company, or any action by written consent of the Company’s stockholders in lieu thereof, and any adjournment, postponement, rescheduling or continuation thereof; and (p) the term “Third Party” refers to any person that is not a party, a member of the Board, a director or officer of the Company, or legal counsel to either party. In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

17.	Miscellaneous.

(a)            This Agreement, including all exhibits hereto, contains the entire agreement between the parties and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(b)            This Agreement is solely for the benefit of the parties and is not enforceable by any other persons.

(c)            This Agreement shall not be assignable by operation of law or otherwise by a party without the consent of the other party. Any purported assignment without such consent is void ab initio. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each party.

(d)            Neither the failure nor any delay by a party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(e)            If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

(f)            Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each party.

(g)            This Agreement may be executed in one or more textually identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

(h)            Each of the parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the parties will be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.

(i)             The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

THE COMPANY:

COMTECH TELECOMMUNICATIONS CORP.

By:	/s/ Michael D. Porcelain
Name:	Michael D. Porcelain
Title:	President and Chief Operating Officer

Signature Page to Cooperation Agreement

OUTERBRIDGE:

OUTERBRIDGE PARTNERS, LP

By: Outerbridge Capital Management, LLC, its investment manager

By:	/s/ Rory Wallace
Name:	Rory Wallace
Title:	Managing Member

Signature Page to Cooperation Agreement

Exhibit A

Form of Press Release

COMTECH AND OUTERBRIDGE AGREE TO UNIFIED SLATE OF DIRECTORS

Outerbridge to support reelection of Judy Chambers and Larry Waldman

Comtech to appoint Wendi Carpenter and an additional mutually agreed upon independent director to Board following the Fiscal 2021 Annual Meeting

Fiscal 2021 Annual Meeting of December 17 will be convened and adjourned to a later date

MELVILLE, N.Y. – December 16, 2021 – Comtech Telecommunications Corp. (NASDAQ: CMTL), a leading global provider of next-generation 911 emergency systems and secure wireless communications technologies, today announced that it and Outerbridge Capital Management, LLC (“Outerbridge”) have entered into a cooperation agreement with respect to the Company’s Board of Directors, under which both parties support a unified slate of directors and Outerbridge withdraws its nomination notice. Pursuant to the agreement:

•	Outerbridge will support the nomination of Judy Chambers and Larry Waldman to the Board.

•	The Comtech Board of Directors will appoint Wendi Carpenter to the Board effective with the appointments of Michael Porcelain and Mark Quinlan to the Board no later than January 3, 2022, each with terms expiring at the Company’s 2022 Annual Meeting of Stockholders.

•	The Board will appoint an additional independent director mutually acceptable to both the Company and Outerbridge. Comtech and Outerbridge are working with a leading search firm to identify candidates.

•	The December 17, 2021 Annual Meeting will be convened and adjourned to a later date, which will be announced at the Annual Meeting but that is expected to occur before December 31, 2021.

•	In addition to withdrawing its nomination notice, Outerbridge commits to customary standstill restrictions and voting commitments expiring after Comtech’s fiscal 2022 Annual Meeting.

As a result of this agreement and the upcoming appointments of Messrs. Porcelain and Quinlan, Comtech’s Board of Directors will consist of nine directors, including six independent directors appointed within the past two years. Ms. Carpenter would become the third female member of the Board, joining Lisa Lesavoy and Ms. Chambers (who also brings important racial diversity to the Board).

“This is the right outcome for Comtech shareholders,” said Michael Porcelain, President and Chief Operating Officer and incoming Chief Executive Officer of Comtech. “Comtech and Outerbridge have recently engaged in constructive discussions and this agreement puts us squarely on a path forward that is consistent with our shared desire to accelerate value creation. Over the course of our recent discussions, it has become clear that Outerbridge is a knowledgeable and engaged shareholder seeking to enhance value for all stakeholders. The agreement paves the way for Larry Waldman and Judy Chambers to continue serving as world-class members of our Board, and broadens the range of backgrounds represented on the Board with the addition of Wendi Carpenter. As we head into calendar year 2022, we will continue to execute on our strategic plan with the goal of enhancing long-term shareholder value.”

Rory Wallace, Chief Investment Officer of Outerbridge, commented: “We are pleased to reach this agreement in support of Comtech’s future. With its market-leading products and refreshed Board, Comtech has great potential to deliver enhanced shareholder value. We appreciate Michael Porcelain’s deep industry experience and understanding of Comtech, and believe he is the right leader for the Company. We strongly support the approach outlined in our agreement and believe this unified slate of directors will help position Comtech to capitalize on the tremendous opportunities ahead.”

Both Comtech and Outerbridge jointly noted that during Comtech’s recent earnings call, incoming Chief Executive Officer Michael Porcelain outlined new growth plans that include establishing a focused U.S. defense group for its core business – satellite earth station product lines – providing a new and relevant context for Ms. Carpenter’s Navy experience.

Additionally, both Judy Chambers and Larry Waldman have experience essential to the Company’s value creation strategy. Ms. Chambers, who has deep experience in the investment advisory services industry and corporate finance, was appointed to the Board in August 2021, addressing the interests of institutional investors, and providing diversity and fresh perspectives. Mr. Waldman’s 35-plus years of experience in accounting, auditing, and internal controls provide critical expertise in complex global accounting. Further, Mr. Waldman’s audit background and deep experience working with the Defense Contract Audit Agency is of vital importance given Comtech’s complex contracts with U.S. government customers.

Fred Kornberg, Chairman of the Board and outgoing CEO of Comtech, stated: “I’m pleased that Comtech and Outerbridge have been able to map out a path forward for the good of Comtech shareholders. We remain committed to our Board refreshment process and to creating long-term shareholder value.”

No business will be conducted at tomorrow’s Meeting. Following tomorrow’s adjournment, further instructions will be provided regarding the timing and voting mechanics of the adjourned meeting.

A copy of the cooperation agreement between Outerbridge and Comtech will be filed as an 8-K with the U.S. Securities & Exchange Commission.

Information about Ms. Carpenter, Ms. Chambers and Mr. Waldman

About Wendi Carpenter

Wendi B. Carpenter (Rear Admiral U.S. Navy, Retired) completed a distinguished 34-year career in the U.S. Navy before retiring as a Rear Admiral. She was the Commander of the Navy Warfare Development Command, Deputy Commander of the U.S. Second Fleet, and held key senior U.S. joint and NATO executive positions. She provided crisis and disaster support to FEMA and HLS, and oversaw the Logistics Crisis Action Center for the Navy following 9/11. Rear Admiral Carpenter currently serves as an Independent Director and Chair of the Compensation Committee of SkyWater Technology, Inc. (NASDAQ: SKYT), a U.S. owned $1.2 billion semiconductor development and manufacturing company with significant classified USG and aerospace communications business. Rear Admiral Carpenter holds a Master of Arts in International Relations from Salve Regina University, a Bachelor of Science in Psychology from the University of Georgia, and she is a distinguished graduate of the U.S. Naval War College.

About Judy Chambers

Judy Chambers has been a director of Comtech since August 2021. She currently is Chairperson of the Nominating and Governance Committee and a member of the Audit Committee. She has served since 2019 as a Managing Principal and a member of the Board of Meketa Investment Group, an investment consulting and advisory firm with over $1.5 trillion of assets under advisement. She serves on the Board of Trustees of the Community Service Society of New York, a nonprofit focused on alleviating income inequality. Ms. Chambers is also Chair of the Advisory Board of the Robert Toigo Foundation, which promotes stronger stakeholder returns in the financial industry through inclusion and diversity. Ms. Chambers also serves on the Advisory Board of the Jazz Foundation of America. Ms. Chambers holds a B.A. from Duke University and an M.B.A. from the Kellogg School of Management at Northwestern University.

About Larry Waldman

Lawrence J. Waldman has been a director of Comtech since August 2015 and, effective following the Fiscal 2021 Annual Meeting, will serve as the Lead Independent Director. He is Chairperson of the Audit Committee and a member of the Executive Compensation Committee and the Executive Committee. He currently serves as the non-executive Chairman of the Board and Chairman of the Audit Committee of CVD Equipment Corporation (NASDAQ: CVV), a technology company that provides custom equipment to commercial, defense and research customers. Mr. Waldman is a member of the Board of Directors and Lead Independent Director and Audit Committee Chairperson at APYX Medical (NASDAQ: APYX), an advanced energy medical technology company.

Mr. Waldman has served as Senior Advisor at First Long Island Investors, LLC since 2016 and was previously an Advisor to the accounting firm of EisnerAmper LLP following his role as Partner-in-Charge of Commercial Audit Practice Development for Long Island. Mr. Waldman served as the Managing Partner of the Long Island office of KPMG LLP from 1994 through 2006, the accounting firm where he began his career in 1972. Mr. Waldman is currently Chairman of the board of directors of the Long Island Association and a member of the boards of directors of the Long Island Angel Network and the Advanced Energy Research Center at Stony Brook University. Mr. Waldman also serves as the Chairman of the Supervisory Committee of Bethpage Federal Credit Union. He previously served as a member of the State University of New York's Board of Trustees and as the Chairman of the Board of Trustees of the Long Island Power Authority.

About Comtech

Comtech Telecommunications Corp. is a leading global provider of next-generation 911 emergency systems and secure wireless communication technologies to commercial and government customers around the world. Headquartered in Melville, New York and with a passion for customer success, Comtech designs, produces and markets advanced and secure wireless solutions. For more information, please visit www.comtechtel.com.

About Outerbridge Capital Management, LLC

Outerbridge Capital Management, LLC is a New York-based investment adviser that typically invests across the technology and technology-impacted sectors. As part of its investment process, Outerbridge regularly conducts significant due diligence on its portfolio companies and engages constructively with both management teams and boards where appropriate.

Forward-Looking Statements

Certain information in this letter contains statements that are forward-looking in nature and involve certain significant risks and uncertainties, including about our business trajectory, future revenue and sales, acquisition strategy, management and governance changes, and growth. Actual results could differ materially from such forward-looking information. Risks and uncertainties that could impact these forward-looking statements include: the possibility that the expected synergies and benefits from recent acquisitions will not be fully realized, or will not be realized within the anticipated time periods; the risk that the acquired businesses will not be integrated with the Company successfully; the possibility of disruption from recent acquisitions, making it more difficult to maintain business and operational relationships or retain key personnel; the risk that the Company will be unsuccessful in implementing a tactical shift in its Government Solutions segment away from bidding on large commodity service contracts and toward pursuing contracts for its niche products with higher margins; the nature and timing of receipt of, and the Company's performance on, new or existing orders that can cause significant fluctuations in net sales and operating results; the timing and funding of government contracts; adjustments to gross profits on long-term contracts; risks associated with international sales; rapid technological change; evolving industry standards; new product announcements and enhancements; changing customer demands and or procurement strategies; changes in prevailing economic and political conditions; changes in the price of oil in global markets; changes in foreign currency exchange rates; risks associated with the Company's legal proceedings, customer claims for indemnification, and other similar matters; risks associated with the Company’s obligations under its Credit Facility; risks associated with the Company's large contracts; risks associated with the COVID-19 pandemic and related supply chain disruptions; and other factors described in this and the Company's other filings with the Securities and Exchange Commission. We assume no obligation and do not intend to update these forward-looking statements or to conform these statements to actual results or to changes in our expectations.

Additional Information and Where to Find It

Comtech has filed with the Securities and Exchange Commission (“SEC”) and mailed to the Company’s stockholders a definitive proxy statement, an accompanying BLUE proxy card and other relevant documents in connection with the Company’s Fiscal 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”). THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT, THE ACCOMPANYING BLUE PROXY CARD AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE COMPANY’S 2021 ANNUAL MEETING OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY’S 2021 ANNUAL MEETING AND THE PARTIES RELATED THERETO. The Company’s stockholders may obtain a free copy of documents filed with the SEC at the SEC’s website at https://www.sec.gov or the Company’s website at www.comtechcreates.com.

Participants in the Solicitation

The Company, its directors, and certain of its executive officers are, and certain other members of management and employees of the Company may be deemed, “participants” in the solicitation of proxies from stockholders in connection with the matters to be considered at the 2021 Annual Meeting. Information regarding the direct and indirect interests, by security holdings or otherwise, in the Company of the persons who are or may be, under the rules of the SEC, considered participants in the solicitation of the stockholders of the Company in connection with the Company’s 2021 Annual Meeting are set forth in the Company’s definitive proxy statement filed in connection with the Company’s 2021 Annual Meeting and other relevant documents filed with the SEC. You can also find information about the Company’s executive officers and directors in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2021, the Company’s and such persons’ other filings with the SEC.

PCMTL

Media Contact
Kekst CNC

Nicholas.Capuano@kekstcnc.com

(212) 521-4800

Investor Contact
Comtech Investor Relations

Investors@comtech.com
(631) 962-7005